Exhibit 16.1

August 1, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Bannix Acquisition Corp. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated July 26, 2022 and to be filed on August 1, 2022 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey